Exhibit 10.13.13

FORM OF RESTRICTED STOCK UNIT AWARD
Steven Kirk Henderson
(2018 and 2019 Grants)

On [July 31, 2018] [February 8, 2019] (the “Grant Date”), Leggett & Platt, Incorporated, (the “Company”) granted you a Restricted Stock Unit Award (“RSUs” or the “Award”), subject to the following terms.

1.    Grant. The Company granted you 4,000 Restricted Stock Units on the Grant Date.
2.    Vesting and Issuance. Except as provided in Section 4, the Award will vest in one-third increments on the first, second and third anniversaries of the Grant Date (the “Vesting Dates”). On each Vesting Date, you will be issued one share of the Company’s common stock for each vested RSU.

3.     Termination of Employment. Except as provided in Section 4, if your employment is terminated before a Vesting Date, your right to any unvested shares under this Award will terminate immediately upon such termination of employment. The employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

4.     Early Vesting. If your termination of employment is due to one of the following events, your Award will vest as follows:

(a)Death. If you die before the Award is vested, your Award will vest on the date of your death. The Company will issue shares to the designated beneficiary. If there is no designated beneficiary, the shares will be issued to the administrator, executor or personal representative of your estate.

(b)Disability. “Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year. If your service is terminated due to Disability, your Award will vest on the date of your Disability termination.

(c)Change in Control. If your service is terminated due to a Change in Control of the Company (as defined in the Flexible Stock Plan, the “Plan”), your Award will vest upon the Change in Control.
5.    Transferability. The Award may not be transferred, assigned, pledged or otherwise encumbered until the underlying shares have been issued.

6.    No Rights as Shareholder. You will not have the rights of a shareholder with respect to this Award until the underlying shares have been issued. You will not have the right to vote the shares or receive any dividends that may be paid on the underlying shares prior to issuance.

7.    Restrictive Covenants. Due to your leadership role in the Company, you are in a position of trust and confidence and have access to and knowledge of valuable confidential information of the Company, including business processes, techniques, plans, and strategies across the Company, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, trade secrets, and other confidential information that if known outside the Company would cause irreparable harm to the Company.

For two years after each Vesting Date of this Award, you will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer or supplier of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved as an employee, consultant or agent. You agree the covenants in this Section are reasonable in time and scope and justified based on your position and receipt of the Award. In the event you violate the terms of this Section, the two-year term of the restrictive covenants shall be automatically extended by the period you were violating any term of this Section.

If you violate the preceding paragraph, then you will pay to the Company any Award Gain you realized from this Award. “Award Gain” is equal to (i) the number of shares distributed to you on a Vesting Date of this Award times the fair market value of L&P stock on the such Vesting Date (including the tax withholding), minus (ii) any non-refundable taxes paid by you as a result of the distribution. In addition, the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against you for any breach or threatened breach of this Section from any court of competent jurisdiction, without the necessity of showing any actual damages or showing money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such equitable relief shall be in addition to, not in lieu of, any legal remedies, monetary damages, or other available forms of relief.

If any restriction in this Section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

8.    Withholding. You will recognize taxable income equal to the fair market value of the shares on each Vesting Date. This amount is subject to ordinary income tax and payroll tax. The Company may withhold from the shares issued any amount required to satisfy applicable tax laws (at the Company’s required withholding rate).

The income and tax withholding generated by the issuance of shares to you will be reported on your W-2. If your personal income tax rate is higher than the Company’s minimum required withholding rate, you will owe additional tax on the issuance. After payment of the ordinary income tax, your shares will have a tax basis equal to the closing price of L&P stock on the Vesting Date.

9.    Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

10.     Section 409A. The Company believes this Award constitutes a short-term deferral within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder. Notwithstanding anything contained in these terms and conditions, it is intended that the Award will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Award will be interpreted to meet such requirements.

To the extent permitted by Section 409A, the Committee retains the right to delay a distribution of this Award if the distribution would violate securities laws or otherwise result in material harm to the Company.

11.    Plan Controls; Committee. This Award is subject to all terms, provisions and definitions of the Plan, which is incorporated by reference. In the event of any conflict, the Plan will control over this Award. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

12.     Data Privacy. You acknowledge and agree that the Company may collect and use your personal information to implement and administer the Award. This personal information may include, without limitation, your: employee identification number; first and last names; home and other physical address; email addresses; telephone and fax numbers; organization name, job title, and department name; reporting hierarchy; work history; performance ratings; and payroll information. You further acknowledge and agree that the Company may disclose such information to non-agent third parties assisting the Company in administering Award.

Additional information concerning the Company’s collection and use of your personal information is available in the Privacy Policy located on the Company’s intranet site.

13.    Governing Law. This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Award is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.
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